Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations Contact:

Tom Ryan/Raphael Gross

866-947-4663

Media Contact:

Marcus Gamo/Aimee Grove

415-277-4925

ziprealty@allisonpr.com

ZipRealty Announces Third Quarter 2008 Results

Third Quarter Transactions Increase 31%

EMERYVILLE, Calif. – November 5, 2008 - ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its third quarter ended September 30, 2008. For the quarter, net revenues were $31.4 million, an 11.9% increase from the $28.0 million reported in the third quarter of 2007. The Company’s net loss for the period was $1.7 million, or $0.08 per share compared with a net loss of $4.8 million or $0.21 per share in the year ago period. The pro forma loss per share, excluding the effect of stock-based compensation and a one-time item in the third quarter of 2007, was $0.03 for the current quarter compared with $0.02 net loss per share for the same period a year ago.

Pat Lashinsky, President and CEO of ZipRealty, commented, “Third quarter closed transactions increased 31%, driving double digit revenue gains versus the prior period. Credit, especially access to jumbo mortgages, continued to be restrained and combined with a sharp increase in non-traditional transactions, average transaction values declined significantly. That said, volume trends are very encouraging as they signal the continued turnover of foreclosed properties, something that is critical for a market turn. Strong volumes also bode well for our longer term outlook as transaction values ultimately rebound. We believe recent government actions intended to support the banking system, along with the Housing and Economic Recovery Act signed into law in July, are tangible steps in that direction and we look forward to continued penetration and acceptance of our brand.”

ZipRealty announced the following operating metrics for the third quarter of 2008:

•	At September 30, 2008, there were 2,814 ZipAgents employed, up from 2,263 agents at the end of the third quarter 2007. On a sequential quarterly basis, agent count increased by 255 from June 30, 2008.

•	The total value of real estate transactions closed increased to approximately $1.36 billion in the third quarter of 2008 versus $1.24 billion for the same period in 2007.

•	The total number of transactions closed increased approximately 31.1% to 5,019, compared to 3,829 in the third quarter last year.

•	Average net revenue per transaction decreased approximately 13.8% to $6,130 from $7,110 in the third quarter of 2007.

Balance Sheet & Liquidity

As of September 30, 2008, the Company had approximately $51.9 million of cash, cash equivalents and short-term investments, with no long-term debt.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes, and certain one-time items, if any. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method involves key information management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Financial Guidance

The Company’s expectations for the business have changed from its original guidance communicated in March, and revised in May 2008 to reflect a stock buy-back. Although the Company planned expansion to two to four new markets in 2008, expansion will be limited to the two markets already opened this year, Long Island, New York and Hartford, Connecticut. Additionally, the Company is refining the following metrics:

•	The Company now expects revenues for the full year to be $107.0 to $109.0 million.

•

The Company now expects to report a full year GAAP net loss of between $11.1 and $12.1 million, or $0.53 to $0.58 per basic and diluted share, based on 20.9 million shares outstanding. This full year GAAP net loss reflects the effect of a gain to be recognized in the fourth quarter as the result of settling a lawsuit. The Company reached this settlement in October, expects to receive payment of $3.2 million during the fourth quarter, and, net of legal fees, will recognize a gain in the amount of $1.9 million.

•	The Company now expects the range of pro forma net loss to be between $8.5 and $9.5 million, or $0.41 to $0.45 per basic and diluted share based on 20.9 million shares outstanding.

Conference Call Details

A conference call to discuss third quarter results will be webcast live on Wednesday, November 5, 2008 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 877-502-9273. A replay of the conference call will be available through November 12, 2008 by dialing 888-203-1112, password 8794608.

About ZipRealty, Inc.

ZipRealty is a full-service residential real estate brokerage firm. The Company utilizes its user-friendly website and employee real estate agents to provide homebuyers and sellers with high-quality service and value. ZipRealty’s website provides users with access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information. The Company’s proprietary business management system and technology platform help to reduce costs, allowing the Company to pass on significant savings to consumers. Founded in 1999, the company operates in 35 major markets in 20 states and the District of Columbia. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements that volume trends are encouraging and signal the continued turnover of foreclosed properties; that strong volumes bode well for our longer term outlook; that transaction values will rebound; that our brand will continue to gain acceptance; and that recent government actions intended to support the banking system, along with the Housing and Economic Recovery Act signed into law in July, are tangible steps in that direction. Forward looking statements also include the Company’s anticipated revenues, and GAAP and pro forma net losses for 2008 included under the heading “Financial Guidance.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to the current volatility in the United States, as well as global, financial markets, significant financial market declines (and reduction in individual net worth), rising unemployment, and the effectiveness, or lack thereof, of governmental policies to stabilize such markets, and mitigate the impact on world-wide economies and increasing unemployment. Additional risk factors include the Company’s limited operating history and limited profitability, the Company’s access to MLS listings and leads from third parties that it does not control, a continuing decline and volatility in the residential real estate market, including a decline in the number and/or sales prices of homes, economic events or trends in housing prices, interest rates, the newness and scalability of the Company’s business model, the Company’s ability to hire, retain and train qualified agents and key personnel, legal challenges to the Company’s compensation plans, including expense policies, under federal and state wage and hour laws, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, management transitions, use by Internet service providers and personal computer users of more restrictive email filters, seasonality, geographic concentration, and other risk factors set forth in the Company’s Form 10-K for fiscal year 2007, and other filings with the SEC including our quarterly Form 10-Qs and periodic Form 8-Ks. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts and operating data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net transaction revenues	$30,769	$27,225	$80,760	$80,406
Referral and other revenues	583	804	1,640	2,286

Net revenues	31,352	28,029	82,400	82,692

Operating expenses
Cost of revenues	17,911	15,637	47,409	46,024
Product development	2,217	1,835	6,487	5,329
Sales and marketing	10,341	9,630	30,895	28,306
General and administrative	3,124	3,357	9,744	11,782
Litigation	—	3,550	625	3,550

Total operating expenses	33,593	34,009	95,160	94,991

Loss from operations	(2,241)	(5,980)	(12,760)	(12,299)

Other income (expense), net
Interest income	546	1,147	2,061	3,329
Other income, net	1	2	75	2

Total other income (expense), net	547	1,149	2,136	3,331

Loss before income taxes	(1,694)	(4,831)	(10,624)	(8,968)
Provision for income taxes	—	—	—	—

Net loss	$(1,694)	$(4,831)	$(10,624)	$(8,968)

Net loss per share:
Basic	$(0.08)	$(0.21)	$(0.50)	$(0.40)
Diluted	$(0.08)	$(0.21)	$(0.50)	$(0.40)
Weighted average common shares outstanding:
Basic	20,007	22,629	21,185	22,421
Diluted	20,007	22,629	21,185	22,421
Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	2,559	2,070	2,180	1,794
Number of ZipAgents at end of period	2,814	2,263	2,814	2,263
Total value of real estate transactions closed during period (in billions)	$1.36	$1.24	$3.57	$3.69
Number of transactions closed during period (1)	5,019	3,829	12,821	10,927
Average net revenue per transaction during period (2)	$6,130	$7,110	$6,299	$7,359

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Pro forma net income (loss) and pro forma net income (loss) per share

Pro forma net income (loss) and pro forma net income (loss) per share have been computed to give effect to excluding stock-based compensation expense, non-cash income taxes, and certain one-time items, if any. Management believes that pro forma net income (loss) for the three and nine months ended September 30, 2008 and 2007 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
GAAP net loss as reported	$(1,694)	$(4,831)	$(10,624)	$(8,968)
Stock-based compensation	1,014	867	2,900	2,862
Non-cash income taxes	—	—	—	—
One-time item; litigation settlement	—	3,550	625	3,550

Pro forma net income (loss)	$(680)	$(414)	$(7,099)	$(2,556)

Pro forma net income (loss) per share:
Basic	$(0.03)	$(0.02)	$(0.34)	$(0.11)
Diluted	$(0.03)	$(0.02)	$(0.34)	$(0.11)
Pro forma weighted average common shares outstanding:
Basic	20,007	22,629	21,185	22,421
Diluted	20,007	22,629	21,185	22,421

ZipRealty, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$12,458	$7,818
Short-term investments	39,467	72,649
Accounts receivable, net of allowance	2,588	1,170
Prepaid expenses and other current assets	3,029	3,267

Total current assets	57,542	84,904
Restricted cash	130	90
Property and equipment, net	4,771	5,366
Intangible assets, net	96	119
Other assets	681	340

Total assets	$63,220	$90,819

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,558	$2,095
Accrued expenses and other current liabilities	7,884	10,495

Total current liabilities	10,442	12,590
Other long-term liabilities	456	503

Total liabilities	10,898	13,093

Stockholders’ equity:
Common stock: $0.001 par value; 23,683 and 23,651 shares issued and 20,176 and 23,641 outstanding, respectively	24	24
Additional paid-in capital	147,665	144,499
Common stock warrants	4	209
Deferred stock-based compensation	—	(3)
Accumulated other comprehensive income (loss)	(79)	188
Accumulated deficit	(77,765)	(67,141)
Treasury stock at cost: 3,506 and 10 shares, respectively	(17,527)	(50)

Total stockholders’ equity	52,322	77,726

Total liabilities and stockholders’ equity	$63,220	$90,819